Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

July 7, 2022

by and among

KINGSWOOD ACQUISITION CORP.,

BINAH CAPITAL GROUP, INC.,

Kingswood Merger Sub, INC.,

Wentworth Merger Sub, LLC,

and

WENTWORTH MANAGEMENT SERVICES LLC

TABLE OF CONTENTS

Article I CERTAIN DEFINITIONS	2
1.01 Definitions	2
1.02 Construction	16
1.03 Knowledge	17
1.04 Equitable Adjustments	17
Article II THE MERGERS	17
2.01 The SPAC Merger	17
2.02 The Company Merger	17
2.03 Effective Time	18
2.04 Effect of the Mergers	18
2.05 Governing Documents	18
2.06 Directors of Holdings, SPAC and Merger Subs	18
2.07 Officers of Holdings	19
2.08 Company Merger Consideration	19
2.09 Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub	19
2.10 Effect of Mergers on Issued and Outstanding Securities of Holdings	22
2.11 Exchange Procedures	22
2.12 Taking of Necessary Action; Further Action	24
2.13 Closing	25
2.14 Certificates	25
2.15 Withholding	25
2.16 Payment of Expenses	26
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26
3.01 Corporate Organization of the Company	27
3.02 Subsidiaries	27
3.03 Due Authorization	28
3.04 No Conflict	28
3.05 Governmental Authorities; Consents	29
3.06 Current Capitalization	29
3.07 Financial Statements	31
3.08 Undisclosed Liabilities	32
3.09 Litigation and Proceedings	32
3.10 Compliance with Laws	33
3.11 Intellectual Property	34
3.12 Contracts; No Defaults	35
3.13 Company Benefit Plans	37
3.14 Employment and Labor Matters	39
3.15 Taxes	41
3.16 Fees/Commissions	43
3.17 Insurance	43

i

3.18 Real Property; Assets	43
3.19 Environmental Matters	44
3.20 Absence of Changes	45
3.21 Affiliate Agreements	45
3.22 Permits	45
3.23 Proxy Statement/Prospectus	46
3.24 Bank Accounts; Powers of Attorney	46
3.25 Privacy; Data Security	46
3.26 No Outside Reliance	47
3.27 No Additional Representations and Warranties	47
Article IV REPRESENTATIONS AND WARRANTIES OF SPAC, HOLDINGS AND MERGER SUBS	47
4.01 Corporate Organization	48
4.02 Due Authorization	48
4.03 No Conflict	49
4.04 Litigation and Proceedings	49
4.05 Governmental Authorities; Consents	49
4.06 Financial Ability; Trust Account	49
4.07 Brokers’ Fees	50
4.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	50
4.09 Business Activities	51
4.10 Form S-4 and Proxy Statement/Prospectus	52
4.11 No Outside Reliance	53
4.12 Tax Matters	53
4.13 Capitalization	55
4.14 National Exchange Stock Market Quotation	56
Article V COVENANTS OF THE COMPANY	57
5.01 Conduct of Business	57
5.02 Inspection	58
5.03 HSR Act and Regulatory Approvals	59
5.04 Termination of Certain Agreements	60
5.05 No SPAC Common Stock Transactions	60
5.06 No Claim Against the Trust Account	60
5.07 Proxy Solicitation; Other Actions	60
5.08 Consent of Company Equityholders	61
5.09 Updated Information	61
5.10 Company Debt.	61
Article VI COVENANTS OF SPAC, HOLDINGS AND MERGER SUBS	61
6.01 HSR Act and Regulatory Approvals	62
6.02 Indemnification and Insurance	63
6.03 Conduct of SPAC and Holdings During the Interim Period	65

ii

6.04 Trust Account	66
6.05 Inspection	66
6.06 SPAC and Holdings National Exchange Listing	67
6.07 SPAC Public Filings	67
Article VII JOINT COVENANTS	67
7.01 Support of Transaction	67
7.02 Preparation of Form S-4 & Proxy Statement; Special Meeting	67
7.03 Exclusivity	69
7.04 Tax Matters	70
7.05 Confidentiality; Publicity	71
7.06 Post-Closing Cooperation; Further Assurances	71
7.07 Other Filings; Press Release	71
7.08 Section 16 Matters	72
7.09 Equity Compensation Plan	72
7.10 PIPE Investment	72
Article VIII CONDITIONS TO OBLIGATIONS	72
8.01 Conditions to Obligations of All Parties	72
8.02 Additional Conditions to Obligations of SPAC	73
8.03 Additional Conditions to the Obligations of the Company	75
Article IX TERMINATION/EFFECTIVENESS	76
9.01 Termination	76
9.02 Effect of Termination	78
Article X MISCELLANEOUS	78
10.01 Waiver	78
10.02 Notices	78
10.03 Assignment	79
10.04 Rights of Third Parties	79
10.05 Expenses	79
10.06 Governing Law	79
10.07 Captions; Counterparts	79
10.08 Schedules and Exhibits	80
10.09 Entire Agreement	80
10.10 Amendments	80
10.11 Severability	80
10.12 Jurisdiction; WAIVER OF TRIAL BY JURY	80
10.13 Enforcement	81
10.14 Non-Recourse	81
10.15 Nonsurvival of Representations, Warranties and Covenants	81
10.16 Acknowledgements	82

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 7, 2022, is entered into by and among (i) Kingswood Acquisition Corp., a Delaware corporation (“SPAC”), (ii) Binah Capital Group, Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC (“Holdings”), (iii) Kingswood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“SPAC Merger Sub”), (iv) Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Company Merger Sub”; Company Merger Sub and SPAC Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, SPAC and Holdings are collectively referred to herein as the “SPAC Parties”), and (v) Wentworth Management Services LLC, a Delaware limited liability company (the “Company”). Each of SPAC, Holdings, SPAC Merger Sub, Company Merger Sub, and the Company, is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Company, directly and indirectly through its subsidiaries, acquires and manages businesses in the wealth management industry, and related opportunities;

WHEREAS, Holdings is a newly incorporated Delaware corporation that is owned 100% by SPAC;

WHEREAS, SPAC Merger Sub is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the SPAC Merger (as defined below);

WHEREAS, Company Merger Sub is a newly formed Delaware limited liability company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a Business Combination transaction pursuant to which (i) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and with the security holders of SPAC receiving substantially equivalent securities of Holdings, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”; the Company Merger and the SPAC Merger are together referred to herein as the “Mergers”), and with the members of the Company receiving shares of Holdings Common Stock;

WHEREAS, as a result of the Mergers, SPAC and the Company will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company listed on a National Exchange;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor has entered into that certain Sponsor Support Agreement attached hereto as Exhibit A, pursuant to which, among other things the Sponsor has agreed to be bound by its respective obligations under this Agreement (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, MHC Securities LLC as majority holder of the outstanding common Company Units has entered into that certain Company Support Agreement attached hereto as Exhibit B, pursuant to which, among other things it has agreed to be bound by their respective obligations under this Agreement (the “Company Support Agreement”);

WHEREAS, in connection with the Closing, Holdings, Sponsor and certain equityholders of the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in a form mutually agreed by the Parties;

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC Act”);

WHEREAS, in furtherance of the Transactions, and in conjunction with, inter alia, obtaining the approval of SPAC’s stockholders for the Business Combination, SPAC shall provide an opportunity to its stockholders to have their SPAC Common Stock redeemed for consideration on pursuant to the terms and subject to the conditions and limitations set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus (the “Offer”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall together qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.01          Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 7.03(a).

“Action” means any claim, action, suit, assessment, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, mediation, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account net of any redemptions of SPAC Common Stock by any Redeeming SPAC Stockholders (the “Trust Cash”), plus (ii) the net proceeds raised by Company, the SPAC and/or Holdings in any PIPE Investment, including, for the avoidance of doubt, any PIPE Investment closing on the Closing Date (the “PIPE Proceeds”).

“Broker-Dealer Subsidiary” means each of Broadstone Securities (CRD No. 101600), Cabot Lodge Securities LLC (CRD No. 159712), Purshe Kaplan Sterling Investments (CRD No. 35747), and World Equity Group, Inc. (CRD No. 29087).

“Business” means the operation, by the Group Companies, of the acquisition and management of businesses in the wealth management industry, and related opportunities.

“Business Combination” has the meaning ascribed to such term in the SPAC Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 7.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Intellectual Property” has the meaning specified in Section 3.11(c).

“Cash” means, with respect to any Person or Persons at a given time, all cash and cash equivalents as determined in accordance with GAAP and liquid funds of such Person at such time, including the amount of uncleared deposits but net of any outstanding checks, wires and bank overdrafts issued by or on behalf of such person as of such time, excluding any cash that is restricted by Law or contract.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.13.

“Closing Date” has the meaning specified in Section 2.13.

“Closing Date Certificate” means the Company Closing Date Certificate or the SPAC Closing Date Certificate.

“Closing Company Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of the Group Companies, provided, however, that the Indebtedness of the Group Companies that will be assumed or refinanced by Holdings shall not be greater than the amount of Closing Company Indebtedness (excluding the Company Class B Redemption Amount) set forth on the Company Closing Certificate other than SPAC Extension Costs (if any).

“Closing Press Release” has the meaning specified in Section 7.07(b).

“CMA” has the meaning specified in Section 5.03(c).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Certificate of Merger” has the meaning specified in Section 2.03.

“Company Certificate(s)” has the meaning specified in Section 2.11.

“Company Class B Preferred Units” means equity interests of the Company represented by the Class B preferred units of the Company.

“Company Class B Redemption Amount” means the aggregate amount necessary to redeem those Class B Preferred Units elected to be redeemed at or prior to the Closing.

“Company Closing Date Certificate” has the meaning specified in Section 2.14.

“Company Cure Period” has the meaning specified in Section 9.01(b).

“Company Member” means a holder of Company Units.

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Merger Consideration” means that number of shares of Holdings Common Stock, equal to the quotient of (a) the difference of (i) Enterprise Value, minus (ii) Closing Company Indebtedness, minus (iii) Sponsor Share Value, minus (iv) Outstanding Transaction Expenses, minus (v) Company Class B Redemption Amount, divided by (b) the Per Share Price; provided, however, that, notwithstanding anything to the contrary, in no event shall the Company Merger Consideration be less than the Minimum Company Share Amount.

“Company Merger Sub” has the meaning specified in the preamble hereto.

“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated November 30, 2017, as amended by that certain First Amendment to the Amended and Restated Limited Liability Company Agreement, dated October 28, 2019, and further amended by that certain Second Amendment to the Amended and Restated Limited Liability Company Agreement, dated March 31, 2020, and as maybe further amended from time to time.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as qualified by the Schedules.

“Company Specified Representations” has the meaning specified in Section 8.02(a)(i).

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Surviving Subsidiary” has the meaning specified in Section 2.02.

“Company Units” means, collectively, equity interests in the Company, including the common units (or membership interests) and Company Class B Preferred Units.

“Continuing Company Units” means Company Units which remain outstanding immediately prior to the Effective Time, including any Company Units which by their terms, the terms of this Agreement or any election made by the holder thereof shall be converted or exchanged at or prior to the Effective Time. For the avoidance of doubt, Continuing Company Units shall exclude Company Units that are redeemed at or prior to the Effective Time.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, including any contract with any Governmental Authority.

“Converted Company Debt Amount” means that number of shares of Holdings Common Stock, equal to the quotient of (a) the difference of (x) the Indebtedness of the Group Companies set forth on the unaudited consolidated balance sheet of the Group Companies as of April 30, 2022, minus (y) the Closing Company Indebtedness, divided by (b) the Per Share Price.

“Data Security Requirements” has the meaning specified in Section 3.25(b).

“DGCL” has the meaning specified in the Recitals hereto.

“DLLC Act” has the meaning specified in the Recitals hereto.

“D&O Indemnifiable Claim” has the meaning specified in Section 6.02(b).

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, handling, treatment, storage, emission, discharge, disposal or release of, or exposure to, Hazardous Materials, each as in effect on the date hereof.

“Enterprise Value” means $208,000,000.

“ERISA” has the meaning specified in Section 3.13(a).

“ERISA Affiliate” has the meaning specified in Section 3.13(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning specified in Section 3.07(a).

“FINRA” has the meaning specified in Section 3.05.

“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the shares of Holdings Common Stock and Holdings Public Warrants to be issued in connection with the Mergers.

“Fund Reports” has the meaning specified in Section 3.06(h).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Common Stock” means Holdings’ common stock, par value $0.001 per share.

“Holdings Private Warrant” means a whole warrant entitling the holder to purchase one share of Holdings Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Private Placement Warrants set forth in the SPAC Warrant Agreement and the Private Placement Warrants Purchase Agreement (except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock).

“Holdings Private Warrant Issuance” has the meaning specified in Section 2.08.

“Holdings Public Warrant” means a whole warrant entitling the holder to purchase one share of Holdings Common Stock for $11.50 per share, and having, and being subject to, substantially the same terms and conditions as the SPAC Private Placement Warrants set forth in the SPAC Warrant Agreement (except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock).

“Holdings Warrant” means the Holdings Public Warrants and the Holdings Private Warrants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person or group of Persons at any given time, without duplication, all liabilities and obligations (whether or not contingent) including in respect of the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, (a) borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) with respect to the Group Companies, accounts payable to trade creditors and accrued expenses as specified on Schedule 1.01(a), (c) amounts owing as deferred purchase price for property or services, including “earnout” payments valued at the maximum amount thereof, (d) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security (but excluding any preferred equity and in the case of the Company, the Company Class B Preferred Units), (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (f) hedging arrangements, interest rate, currency or other swaps, derivative instruments or similar Contracts, in each case, assuming such Contracts were terminated as of immediately prior to such time, (g) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed or refinanced, (h) obligations under leases required to be recorded as capitalized leases in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above, and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that, with respect to any Group Company, Indebtedness shall not include any Indebtedness of the SPAC, including Sponsor Loans.

“Independent Contractor” has the meaning specified in Section 3.14(a).

“Intellectual Property” means all intellectual property rights, wherever created or arising, or protected under applicable Law, including all: (i) patents and patent applications (including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon), (ii) trademarks, service marks, Internet domain names, corporate names and trade names, and other similar identifiers of source or goodwill (together with the goodwill associated with any of the foregoing), and registrations and applications therefor, (iii) rights in works of authorship, including all copyrights (including copyrights in software), and registrations and applications therefor, and moral rights, design rights and database rights therein and thereto, (iv) confidential or proprietary information, including trade secrets and know-how (collectively, “Trade Secrets”), and (v) claims and rights to recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 7.04(b).

“Interim Period” has the meaning specified in Section 5.01.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Systems” means the information technology systems computer systems, networks, Software and hardware used by the Company or any of its Subsidiaries.

“Law” means any federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, Governmental Order, or other requirement issued, enforced, entered or promulgated by, in each case, of any Governmental Authority, including FINRA and the SEC, and applicable to or legally binding on the Parties, as applicable.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Letter of Transmittal” has the meaning specified in Section 2.11(d).

“Liability” means any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, charge, easement, equitable interest, option, right of first offer or refusal, adverse claim or other restriction on the use, voting, transfer, receipt of income or other exercise, possession, transfer, or any other attribution of ownership, or other lien of any kind.

“Lock-Up Agreement” has the meaning specified in Section 2.11(d).

“Lost Certificate Affidavit” has the meaning specified in Section 2.11(g).

“Material Adverse Effect” means, any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be foreseeable to have, individually or in the aggregate with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole or (ii) does or would reasonably be foreseeable to, individually or in the aggregate, prevent the ability of Company to consummate the Transaction; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Group Companies, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of SPAC, (f) any earthquake, hurricane, pandemic, epidemic (including the effects of COVID-19, and all variants thereof), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any war, hostilities or escalation of the conflict in the Ukraine and the direct and indirect impacts, political or financial, on the Russian Federation and any other nation or Person, (h) any failure of the Group Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be foreseeable to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) changes in the Company’s financial statements resulting solely from the conversion from tax accounting methods to GAAP accounting, except in the case of clauses (a), (d), (f) and (g), to the extent that such change does not have a disproportionate impact on the Group Companies, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 3.22.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum Company Share Amount” means (x) 12,000,000 shares of Holdings Common Stock at the Per Share Price (excluding any amount of Holdings Warrants issued or issuable to Continuing Company Unit Holders), plus (y) the Converted Company Debt Amount.

“Multiemployer Plan” has the meaning specified in Section 3.13(d).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“National Exchange” means NYSE, NASDAQ, or NYSE American.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation, or consent of or by, or settlement agreement with, a Governmental Authority.

“Outstanding Company Expenses” has the meaning specified in Section 2.16.

“Outstanding SPAC Expenses” has the meaning specified in Section 2.16.

“Outstanding Transaction Expenses” has the meaning specified in Section 2.16.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning specified in Section 3.18(a).

“Party” has the meaning specified in the preamble hereto.

“Paying Agent” has the meaning specified in Section 2.11(a).

“Per Share Price” means $10.00.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents or approvals issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary and usual course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts, equipment leases, or trade payables with third parties entered into in the ordinary and usual course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) (x) are matters of record or (y) would be disclosed by a current, accurate survey or physical inspection of such real property, and (B) do not interfere with the present uses or occupancy of or access to, or otherwise diminish the value of, such real property, (v) Liens that (A) were not incurred in connection with Indebtedness or (B) are not material to the Group Companies, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary and usual course of business (vii) Liens in connection with Closing Company Indebtedness, and (vii) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

“PIPE Investment” has the meaning specified in Section 7.10.

“PIPE Proceeds” has the meaning specified in the definition of Available Closing Date Cash.

“PKS” has the meaning specified in Section 3.06(f).

“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the FCRA and its state law equivalents, each as amended from time to time, and all applicable Laws governing data breach notification.

“Proposals” has the meaning specified in Section 7.02(c).

“Proxy Statement” means the proxy statement filed by SPAC on Schedule 14A with respect to the Special Meeting.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the proxy statement relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of SPAC to be used for the Special Meeting (and which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Business Combination), and a prospectus of Holdings relating to the shares of Holdings Common Stock to be issued in the Mergers, in all cases in accordance with and as required by the SPAC Organizational Documents, applicable Law, and the rules and regulations of the applicable National Exchange.

“Real Estate Lease Documents” has the meaning specified in Section 3.18(b).

“Real Property” means, together, the Leased Real Property and the Owned Real Property.

“Redeeming SPAC Stockholder” means a SPAC Stockholder who demands that SPAC convert its SPAC Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the SPAC Organizational Documents.

“Reference Time” means 7:00 p.m. Eastern Time on the date, which is three (3) Business Days prior to the Closing Date.

“Registered” means registrations, recordations, filings, renewals, and applications for any of the foregoing with, granted by or pending before, a Governmental Authority or Internet domain name registrar.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Schedules” means, with respect to any Party, the disclosure schedules delivered by such Party in connection with this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that the SEC has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 4.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“SIPC” means the Securities Investor Protection Corporation.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Board” means the board of directors of SPAC.

“SPAC Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of SPAC, filed with the Secretary of State of the State of Delaware on November 12, 2020, as the same may be amended and restated from time to time.

“SPAC Certificate of Merger” has the meaning specified in Section 2.03.

“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Certificates” has the meaning specified in Section 2.11(a).

“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Closing Date Certificate” has the meaning specified in Section 2.14.

“SPAC Common Stock” means the Class A Common Stock and Class B Common Stock of the SPAC.

“SPAC Cure Period” has the meaning specified in Section 9.01(c).

“SPAC Extension Costs” means the incremental costs actually incurred by the SPAC between November 23, 2022 and the Closing Date solely with respect to (i) extension of the SPAC directors’ and officers’ liability insurance policy, (ii) additional Trust Cash required to be funded into the Trust Account, and (iii) expenses for proxy solicitation; provided, however, that if the Closing occurs on or prior to November 23, 2022, the SPAC Extension Costs shall be zero dollars ($0).

“SPAC Merger” has the meaning specified in the Recitals hereto.

“SPAC Merger Sub” has the meaning specified in the preamble hereto.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation and SPAC’s bylaws.

“SPAC Parties” has the meaning specified in the preamble hereto.

“SPAC Private Placement Warrant” means a whole warrant entitling the holder to purchase one share of SPAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement and the Private Placement Warrants Purchase Agreement.

“SPAC Private Placement Warrant Forfeiture Certificate” has the meaning specified in Section 2.09(d)(iv).

“SPAC Private Placement Warrants Purchase Agreement” means that certain SPAC Private Placement Warrants Purchase Agreement, dated as of November 19, 2020, between SPAC, Sponsor, and the other parties thereto.

“SPAC Public Warrant” means a whole warrant entitling the holder to purchase one share of SPAC Class A Common Stock for $11.50 per share on the terms and subject to the conditions set forth in the SPAC Warrant Agreement.

“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules.

“SPAC Specified Representations” has the meaning specified in Section 8.03(a)(i).

“SPAC Stockholder” means a holder of SPAC Common Stock.

“SPAC Stockholder Approval” has the meaning specified in Section 4.02(b).

“SPAC Surviving Subsidiary” has the meaning specified in Section 2.01.

“SPAC Unit” means a unit consisting of one share of SPAC Common Stock and three-fourths of one SPAC Public Warrant.

“SPAC Warrants” means, collectively, the SPAC Public Warrants and the SPAC Private Placement Warrants.

“SPAC Warrant Agreement” means that certain warrant agreement dated November 19, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Kingswood Global Sponsor LLC, a Delaware limited liability company.

“Sponsor Loans” means the sum of (a) the loans made from Sponsor or an Affiliate of Sponsor to SPAC as of the date hereof, plus all accrued and unpaid interest and other charges thereon through the Closing Date, and (b) any additional monies loaned after the date hereof through the Closing Date to SPAC by Sponsor or an Affiliate of Sponsor in accordance with the arrangements described on Schedule 1.01(c), plus all accrued and unpaid interest and other charges thereon. The total amount of Sponsor Loans will be set forth on a certificate to be delivered to the Company by Sponsor and SPAC at least five (5) days prior to the Closing Date.

“Sponsor Share Value” means (a) 2,875,000, multiplied by (b) the Per Share Price.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Sponsor Support Holders” means Sponsor and Oppenheimer & Co. Inc.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Provisions” has the meaning specified in Section 9.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Authority” means a Governmental Authority responsible for the administration, determination or collection of any Tax.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating SPAC Breach” has the meaning specified in Section 9.01(c).

“Terminating Company Breach” has the meaning specified in Section 9.01(b).

“Termination Date” has the meaning specified in Section 9.01(b).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Transaction Expenses Shortfall” means an amount equal to (x) $14,000,000 minus (y) the Available Closing Date Cash.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 4.06(a).

“Trust Agreement” has the meaning specified in Section 4.06(a).

“Trustee” has the meaning specified in Section 4.06(a).

“Trust Cash” has the meaning specified in the definition of Available Closing Date Cash.

“Unfair Labor Practice” has the meaning prescribed to it in the National Labor Relations Act of 1935.

“Updated YE Financials” means the audited consolidated balance sheets of the Group Companies as of December 31, 2021 and the audited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company’s or its Subsidiaries’ websites, any mobile app, or any Software, devices, or products of the Company or its Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

1.02          Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)             All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)            The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on June 27, 2022 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

1.03          Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, and such knowledge as they would have obtained after reasonable inquiry, of, (a) in the case of the Company, Craig Gould, Alex Markowits or Roger Leibowitz, and (b) in the case of SPAC, Gary Wilder, Michael Nessim, or David Hudd.

1.04          Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Units or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Units or shares of SPAC Common Stock, will be appropriately adjusted to provide to the holders of Company Units and the holders of SPAC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGERS

2.01          The SPAC Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which (a) the separate corporate existence of SPAC Merger Sub shall cease, (b) SPAC shall continue as the surviving corporation in the SPAC Merger, and (c) SPAC shall become a wholly-owned subsidiary of Holdings. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (and references to SPAC for periods after the Effective Time shall include SPAC Surviving Subsidiary).

2.02          The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLC Act, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which (a) the separate corporate existence of Company Merger Sub shall cease, (b) the Company shall continue as the surviving entity in the Company Merger, and (c) the Company shall become a wholly-owned subsidiary of Holdings. The Company as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, the Company will not be included within the meaning of the term SPAC Parties for purposes of this Agreement.

2.03          Effective Time. Subject to the terms and conditions of this Agreement, the Parties shall (i) cause the SPAC Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLC Act, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (the “Effective Time”) prior to Closing.

2.04          Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, the DLLC Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and (b) all Group Companies Indebtedness expressly assumed or refinanced by Holdings or any Subsidiary thereof pursuant to the terms of this Agreement, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub (in each case, which shall not include any Outstanding SPAC Expenses) shall become the Indebtedness, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the related ancillary documents from and after the Effective Time. SPAC Surviving Subsidiary and Company Surviving Subsidiary shall become wholly-owned subsidiaries of Holdings. At the direction of the Company, the Company Surviving Subsidiary shall assume the Closing Company Indebtedness from the Company, in accordance with the terms and subject to the conditions of this Agreement.

2.05          Governing Documents.

(a)            At the Effective Time, (i) the certificate of incorporation and bylaws of SPAC Merger Sub shall become the certificate of incorporation and bylaws of SPAC Surviving Subsidiary, respectively, and (ii) the certificate of formation and the operating agreement of Company Merger Sub shall become the certificate of formation and the operating agreement of Company Surviving Subsidiary, respectively.

(b)            At the Effective Time, the certificate of incorporation and bylaws of Holdings shall be amended and restated as necessary to provide for, among other things, the name of Holdings to be “Binah Capital Group, Inc.” and for the authorized capital stock of Holdings to consist of a sufficient number of shares of Holdings Common Stock in order to effect and consummate the Transactions, in such forms to be mutually agreed by the Parties.

2.06          Directors of Holdings, SPAC and Merger Subs.

(a)            At or prior to the Effective Time, the directors and observers to the board, if any, of Holdings will be appointed in accordance with the mutual agreement of the SPAC and the Company; provided, however, that in all events the board of directors of Holdings shall comply with applicable composition requirements that may be established from time to time by a National Exchange or the SEC and that are applicable to Holdings (i.e., audit committee financial expertise, etc.).

(b)            At the Effective Time, (i) the directors and officers of SPAC Surviving Subsidiary shall be the directors and officers of SPAC Merger Sub unless otherwise agreed to by the Parties, and (ii) Holdings shall become the sole managing member of the Company.

2.07          Officers of Holdings. Upon the Closing, the officers of Holdings will be appointed in accordance with the mutual agreement of the SPAC and the Company.

2.08          Company Merger Consideration. As consideration for the Company Merger, the holders of the Continuing Company Units shall be entitled to receive from Holdings the Company Merger Consideration and any Holdings Private Warrants pursuant to any Holdings Private Warrant Issuance, in proportion to their ownership interests in the Company, as such proportionate ownership interests are set forth on a schedule to be delivered to SPAC by the Company at least five (5) days prior to the Closing Date; provided, however, that each holder’s Continuing Company Units portion of Company Merger Consideration and any Holdings Private Warrants pursuant to any Holdings Private Warrant Issuance shall be equitably adjusted in the event the holder of the Company Class B Preferred Units elects to convert its Company Class B Preferred Units into Continuing Company Units prior to the Effective Time.

2.09          Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub. By virtue of the SPAC Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(a)            SPAC Units. Immediately prior to the Effective Time, every issued and outstanding SPAC Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and three fourths of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit, and such underlying SPAC securities shall be converted in accordance with the applicable terms of this Section 2.09.

(b)            SPAC Common Stock. At the Effective Time, each issued and outstanding share of SPAC Common Stock (including those described in Section 2.09(a)) shall be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of SPAC Common Stock (including those described in Section  2.09(a)) shall be exchanged for a certificate representing the same number of shares of Holdings Common Stock upon the surrender of such certificate in accordance with Section 2.11. Each certificate formerly representing shares of SPAC Common Stock owned by Redeeming SPAC Stockholders shall thereafter represent only the right to receive the relevant amount for their shares of SPAC Common Stock in accordance with the applicable provisions of Law and the governing documents of SPAC.

(c)               SPAC Public Warrants. At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Holding Public Warrant of like tenor. The SPAC Public Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock, provided, however; that the holders of each such SPAC Private Placement Warrant shall deliver a duly executed counterpart to a Lock-Up Agreement with Holdings and Company, effective as of the Effective Time. At or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Public Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Public Warrants.

(d)            SPAC Private Placement Warrants.

(i)                 Forfeiture of Certain SPAC Private Placement Warrants. Subject to Sections 2.09(d)(ii) and (iii) below, at the Effective Time, the aggregate number of issued and outstanding SPAC Private Placement Warrants held by the Sponsor Support Holders shall be adjusted in the following manner: (1) if the aggregate of the Trust Cash and PIPE Proceeds is less than $15,000,000 then 100% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (2) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $15,000,000 but less than $17,500,000 then 90% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (3) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $17,500,000 but less than $20,000,000 then 80% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (4) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $20,000,000 but less than $22,500,000 then 70% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (5) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $22,500,000 but less than $25,000,000 then 60% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (6) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $25,000,000 but less than $27,500,000 then 50% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (7) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $27,500,000 but less than $30,000,000 then 40% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited; (8) if the aggregate of the Trust Cash and PIPE Proceeds is equal to or greater than $30,000,000 then 0% of the SPAC Private Placement Warrants held by the Sponsor Support Holders shall be forfeited.

(ii)              Cancellation of Certain Forfeited SPAC Private Placement Warrants. Subject to Section 2.09(d)(iii), one hundred percent (100%) of any SPAC Private Placement Warrants which are forfeited by the Sponsor Support Holders in accordance with Section 2.09(d)(i) above shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

(iii)            Issuance of Holdings Private Warrants to Continuing Company Unit Holders. A number of Holdings Private Warrants equal to fifty percent (50%) of any SPAC Private Placement Warrants which are forfeited by the Sponsor Support Holders in accordance with Section 2.09(d)(i) above shall be issued to the holders of Continuing Company Units in proportion to their ownership interests in the Company (the “Holdings Private Warrant Issuance”). Each of the Holdings Private Warrants issued in the Holdings Private Warrant Issuance shall have the same terms as the Holdings Private Warrants, if any, issued in exchange for the SPAC Private Placement Warrants pursuant to Section 2.09(d)(v).

(iv)             SPAC Private Placement Warrants Forfeiture Certificate. The number of Holdings Private Warrants which are to be issued pursuant to the Holdings Private Warrant Issuance shall be set forth in a certificate which the SPAC shall deliver to the Company as soon as practicable after the determination of the number of the forfeited SPAC Private Placement Warrants, but in no event later than the date in that is five (5) Business Days prior to the Closing (the “SPAC Private Placement Warrant Forfeiture Certificate”), which certificate shall set forth the number of Holdings Private Warrants to be issued at Closing (including the number of underlying shares of Holdings Common Stock issuable upon their exercise) that are to be issued to the holders of Continuing Company Units pursuant to the Section 2.09(d)(iii) calculated pursuant to this Section 2.09(d). The SPAC and Holdings hereby agree that the SPAC and Holdings shall perform and cause to be performed all such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities to such Holdings Private Warrant Issuance such that the holders of the Continuing Company Units prior to or at the Closing (on a proportionate basis) receive the equivalent Holdings Private Warrants equal to their proportionate share of the Holdings Private Warrant Issuance, including, without limitation, (but subject to the Company’s consent rights under Section 6.03) taking all necessary corporate action, causing the SPAC or Holdings to amend their respective certificates of incorporation and/or the SPAC Private Placement Warrants Purchase Agreement, provide all documents and information to the Company for the holders of Continuing Company Units to receive Holdings Private Warrants in accordance with the terms and procedures set forth in this Agreement, and make any necessary filings under applicable Securities Laws.

(v)               Conversion of SPAC Private Placement Warrants. Each issued and outstanding SPAC Private Placement Warrant which is not canceled and retired pursuant to Section 2.09(d)(ii) shall be converted into one Holdings Private Warrant of like tenor, whereupon such SPAC Private Placement Warrant shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. All Holdings Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrant Agreement and the SPAC Private Placement Warrant Purchase Agreement, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of SPAC Class A Common Stock. Without limiting the SPAC and Holdings obligations with respect to a Holdings Private Warrant Issuance, at or prior to the Effective Time, the Parties shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Private Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Private Warrants.

(e)            Treasury Stock. At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

(f)             SPAC Merger Sub Stock. At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

2.10          Effect of Mergers on Issued and Outstanding Securities of Holdings. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

2.11          Exchange Procedures.

(a)            Prior to the Effective Time, Holdings shall designate a bank or trust company to act as paying agent in connection with the Mergers (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.11 and otherwise reasonably satisfactory to the Parties. The expenses of the Paying Agent shall be paid by Holdings. At the Effective Time, (i) the holders of SPAC Common Stock will surrender their stock certificates or other instruments representing SPAC Common Stock (collectively, the “SPAC Certificates”), and (ii) the holders of the Continuing Company Units will surrender their membership certificates or other instruments representing the Continuing Company Units, if any (collectively, the “Company Certificates”), and will deliver written acknowledgement of the termination of their rights to such Company Units. In the case of a lost, stolen or destroyed SPAC Certificate, or the Company Certificate, the holder thereof shall deliver a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g), in each case to Holdings or the Paying Agent, together with any related documentation reasonably requested by Holdings or Paying Agent in connection therewith.

(b)            Certificates representing the shares of Holdings Common Stock shall be issued to the holders of the Continuing Company Units and to the holders of SPAC Common Stock (other than Redeeming SPAC Stockholders) upon surrender of the Company Certificates, and SPAC Certificates, respectively, as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates, and SPAC Certificates (or in the case of a lost, stolen or destroyed the Company Certificate, or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g)) for cancellation to Holdings or to the Paying Agent, Holdings shall issue, or cause to be issued, to the holders of the Continuing Company Units and to the holders of the SPAC Certificates (other than Redeeming SPAC Stockholders) such certificates representing the number of shares of Holdings Common Stock for which their Continuing Company Units, and SPAC Common Stock, respectively, are exchangeable at the Effective Time, and the Continuing Company Units, and SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, (A) outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Company Merger Consideration pursuant to this Article II, and (B) outstanding SPAC Certificates (other than those held by Redeeming SPAC Stockholders) will be deemed, from and after the Effective Time, to evidence only the right to receive the number of shares of Holdings Common Stock into which such certificates have been converted in the Mergers.

(c)            If certificates representing the shares of Holdings Common Stock are to be issued in a name other than that in which the Company Certificates, or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates, or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange, will have (i) paid to Holdings or the Paying Agent any transfer or other taxes required by reason of the issuance of certificates representing the shares of Holdings Common Stock in any name other than that of the registered holder of the Company Certificates, or SPAC Certificates surrendered, or (ii) established to the satisfaction of Holdings or the Paying Agent that such tax has been paid or is not payable.

(d)            At least five (5) days prior to the Closing Date, the holders of the Continuing Company Units shall deliver to the Paying Agent a letter of transmittal to exchange their Company Certificates for their respective portions of the Company Merger Consideration in a form reasonably satisfactory to the Parties and the Paying Agent (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Company Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)) for use in such exchange. The holders of the Continuing Company Units shall be entitled to receive their respective portions of the Company Merger Consideration in respect of the Continuing Company Units represented by the Company Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to Holdings or the Paying Agent of the following items: (i) the Company Certificates for their Continuing Company Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings and (ii) a duly executed counterpart to a lock-up agreement with Holdings, Company, and each holder of Continuing Company Units, effective as of the Effective Time, with a lock-up period of 12 months after the Effective Time, which lock-up period shall be released if after 150 days following Closing the Holdings Common Stock trades at $12.00 or higher for 20 days within any 30 day trading period, in a form mutually agreed by the Parties (the “Lock-Up Agreement”). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Company Merger Consideration attributable to such Company Certificate.

(e)            Prior to or promptly after the Closing Date, Holdings shall cause the Paying Agent to mail or deliver to each of the holders of SPAC Common Stock a Letter of Transmittal for use by such holder of SPAC Common Stock to exchange its SPAC Certificates for such certificates representing the number of shares of Holdings Common Stock for which such holder’s SPAC Common Stock is exchangeable at the Effective Time (which shall specify that the delivery of share certificates in respect of the Holdings Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of the SPAC Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)). Each holder of SPAC Common Stock (other than Redeeming SPAC Stockholders) shall be entitled to receive the Holdings Common Stock in respect of the SPAC Common Stock represented by such holder’s SPAC Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Paying Agent of the following items: (i) the SPAC Certificates for its SPAC Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings or the Paying Agent, and (ii) for those SPAC Stockholders listed on Schedule 2.11(e), which shall include, among others, the Sponsor, a duly executed counterpart to a Lock-Up Agreement with Holdings, Company, and each holder of Continuing Company Units, effective as of the Effective Time, with a lock-up period of 12 months after the Effective Time, which lock-up period shall be released if after 150 days following Closing the Holdings Common Stock trades at $12.00 or higher for 20 days within any 30 day trading period. Until so surrendered, each SPAC Certificate (other than those held by Redeeming SPAC Stockholders) shall represent after the Effective Time for all purposes only the right to receive such shares of Holdings Common Stock attributable to such SPAC Certificate.

(f)             Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdings Common Stock will be issued by Holdings by virtue of this Agreement or the Transactions, and each Person that would otherwise be entitled to a fraction of a share of Holdings Common Stock (after aggregating all fractional shares of Holdings Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Holdings Common Stock issued in the aggregate to such Person rounded up to the nearest whole share of Holdings Common Stock.

(g)            In the event any Company Certificate, or SPAC Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate, or SPAC Certificate to be lost, stolen or destroyed to the Paying Agent and, if required by Holdings, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdings as indemnity against any claim that may be made against it with respect to such Company Certificate, or SPAC Certificate, Holdings will issue or cause to be issued the number of shares of Holdings Common Stock for which such lost, stolen or destroyed Company Certificates, or SPAC Certificates are exchangeable at the Effective Time; provided that no shares of Holdings Common Stock shall be issued to Redeeming SPAC Stockholders.

2.12          Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC Surviving Subsidiary, Company Surviving Subsidiary, and Holdings shall take all such necessary and desirable action, so long as such action is not inconsistent with this Agreement. Furthermore, in the event that SPAC, Sponsor or Holdings pursues a PIPE Investment, the SPAC, Sponsor and each Sponsor Support Holder shall, and shall cause their respective representatives to use, their respective reasonable best efforts to cause such PIPE Investment to occur, including transferring up to 50% of the SPAC Class B Common Stock held by the Sponsor Support Holders to potential investors to incentivize participation therein and senior management of the Company, the SPAC and/or Holdings will participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested, provided, for the avoidance of doubt, that such PIPE Investment must not adversely impact the Intended Tax Treatment; provided, further, for the avoidance of doubt the terms of any PIPE Investment are subject to the prior written consent of Company and SPAC.

2.13          Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail (or other electronic medium) on the date which is three Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, SPAC, the Company, SPAC Merger Sub, Company Merger Sub, and Holdings, as applicable, shall cause the SPAC Certificate of Merger and the Company Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLC Act.

2.14          Certificates. No sooner than five or later than two Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate (the “Company Closing Date Certificate”), duly executed and certified by an executive officer of the Company, which Closing Date Certificate sets forth the Company’s good faith calculation of all Outstanding Company Expenses and the Company Merger Consideration (including the calculation of the Company Converted Debt and the Minimum Company Share Amount) determined in accordance with then terms of this Agreement and the definitions set forth herein. No sooner than five or later than two Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate (the “SPAC Closing Date Certificate”), duly executed and certified by an executive officer of SPAC, which Closing Date Certificate sets forth SPAC’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), all SPAC Indebtedness, including the Sponsor Loan, and all Outstanding SPAC Expenses, determined in accordance with then terms of this Agreement and the definitions set forth herein.

2.15          Withholding. Each of SPAC, Holdings, the Company and the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable Law; provided, however, that SPAC, Holdings, the Company, or any of their respective Affiliates, as applicable, shall (i) take commercially reasonable efforts to provide the applicable payee with written notice prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement, (ii) take commercially reasonable efforts to cooperate in good faith with the applicable payee to seek to eliminate or reduce any such withholding or deduction, and (iii) provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. To the extent that SPAC, Holdings, the Company, the Paying Agent or their respective Affiliates withhold such amounts with respect to any Person and properly remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment to employees of the Company or its Affiliates and treated as compensation, the Parties shall cooperate to pay such amounts through Holdings’ or its Subsidiary’s payroll to facilitate applicable withholding.

2.16          Payment of Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its advisors, legal counsel, accountants, consultants, experts and financial advisers. If the Closing shall occur, Holdings shall use the Available Closing Date Cash to (x) pay or cause to be paid or reimbursed, all current and pre-existing transaction expenses of the Company, including the fees and expenses of legal counsel, financial advisers and accountants employed by the Company in connection with the Transaction (collectively, the “Outstanding Company Expenses”), and (y) pay or cause to be paid, all current and pre-existing transaction expenses of the Sponsor, including the fees and expenses of advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the Sponsor in connection with the Transaction or any other potential transactions considered by the Sponsor and all current and pre-existing transaction expenses of the SPAC, including the fees and expenses of any advisors, legal counsel, accountants, consultants, experts and financial advisers employed by the SPAC in connection with the Transaction or any other potential transactions considered by the SPAC and all premium costs for directors’ and officers’ liability insurance (including for any “tail” policy required under Section 6.02(b)) (“Outstanding SPAC Expenses” and, collectively with Outstanding Company Expenses, the “Outstanding Transaction Expenses”); provided, that any and all payments described in this Section 2.16 shall first be satisfied from the Available Closing Date Cash; provided, further that if the condition to Closing in Section 8.03(k) is not met, but validly waived by the Company and the Closing occurs, Holdings shall assume or otherwise be responsible for any Transaction Expenses Shortfall.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC, as of the date hereof and at the Closing (except if such representation or warranty is made as of a different specified date), as follows:

3.01          Corporate Organization of the Company.

(a)            The Company has been duly formed or organized and is validly existing as a private limited liability company under the Laws of the State of Delaware and has the requisite company power and authority to own, lease and operate its assets and properties and to conduct its Business as it is now being conducted. The copies of the certificate of formation of the Company and the Company Operating Agreement, as amended to the date of this Agreement and as previously made available by the Company to SPAC are true, correct and complete and are in effect as of the date of this Agreement, and the Company Operating Agreement is the sole and exclusive operating agreement governing the Company.

(b)            The Company is duly licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be foreseeable to have, individually or in the aggregate, a Material Adverse Effect.

3.02          Subsidiaries.

(a)            The Subsidiaries of the Company as of the date hereof are set forth on Schedule 3.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its Business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership, leasing, use or operation of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Business of the Company or any of its Subsidiaries.

(b)            As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)            Each Broker-Dealer Subsidiary is and for the three (3) years prior to the date of this Agreement has been, (i) duly Registered as a broker-dealer under the Exchange Act, (ii) a member in good standing of FINRA and SIPC, (iii) duly Registered, licensed, or qualified as a broker-dealer in each jurisdiction where the Broker-Dealer Subsidiary’s business requires such registration, licensing or qualification, and (iv) in compliance in all material respects with the Exchange Act and the applicable rules and regulations of FINRA.

(d)            The Company and any Subsidiary of the Company that is required to be Registered as an “investment adviser” pursuant to the Investment Advisers Act is properly Registered as an “investment adviser” pursuant to the Investment Advisers Act, and such registration is, and has been for the three (3) years prior to the date of this Agreement (or since such later time that such registration was first required), effective and in good standing. The Company and the Subsidiaries of the Company are, and have been for three (3) years prior to the date of this Agreement, in compliance in all material respects with its obligations under the Investment Advisers Act. To the knowledge of the Company, there are no violations of, or failures to comply with, the Investment Advisers Act committed by any Person “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with (or supervised by) the Company that, individually or in the aggregate, would be reasonably likely to have an adverse effect in any material respect on the business or operations of the Company. There is no proceeding or investigation pending or, to the knowledge of the Company, threatened by any Governmental Authority or self-regulatory organization, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations. All material federal, state, self-regulatory and foreign registration requirements have been complied with and such registrations as currently filed, and all material periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

3.03          Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and, subject to the consents set forth in Schedule 3.05, each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the members and managers of the Company, and no other Company proceeding is necessary to authorize this Agreement or, subject to the consents set forth in Schedule 3.05, such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.04          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 or on Schedule 3.05, the Company’s execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which the Company is a party and the Company’s consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, Company Operating Agreement or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 3.12(a), whether or not set forth on Schedule 3.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not , individually or in the aggregate, would not (i) be material to the Group Companies, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement to this Agreement to which the Company is a party or to consummate the transactions contemplated hereby or thereby.

3.05          Governmental Authorities; Consents. Except as otherwise provided herein, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) approvals by the Financial Industry Regulatory Authority (“FINRA”) under FINRA Rule 1017, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions contemplated hereby in accordance with the terms hereof and (d) as otherwise disclosed on Schedule 3.05. The Company and any Subsidiary of the Company is not required to register with the Commodity Futures Trading Commission as a “commodity pool operator” or “commodity trading advisor” (each as defined in the Commodity Exchange Act of 1936).

3.06          Current Capitalization.

(a)            Set forth on Schedule 3.06(a) is a true, correct and complete list of each holder of Company Units or other equity interests of the Company and the percentage and class of the Company Units or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 3.06(a), as of the date hereof there are no other Company Units or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)            Except as set forth on Schedule 3.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Units or other equity interests of the Company, nor any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Company Units or other equity interests in or debt securities of the Company and (ii) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Units or other equity interests of the Company. Except as set forth on Schedule 3.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Members may vote. Other than the Company Operating Agreement, the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, other than the ancillary agreements entered into in connection with this Agreement or the transactions contemplated hereby.

(c)            The outstanding membership interests or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), nor any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any membership interests of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company’s Subsidiaries. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 3.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Subsidiaries’ members may vote. The Company’s Subsidiaries are not party to any equity holders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d)            Except as set forth on Schedule 3.06(d), the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding membership interests or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

(e)            Except as set forth on Schedule 3.06(e), without limiting the foregoing, each Broker-Dealer Subsidiary maintains and in the three (3) years prior to the date of this Agreement have maintained “net capital” as defined in Rule 15c3-1 under the Exchange Act (i) in excess of the amount that it is required to maintain under Rule 15c3-1 of the Exchange Act (or such higher amount that has been agreed to with any Authority) and (ii) in an amount sufficient to ensure that it is not, and has not been, required to file notice under Rule 17a-11 under the Exchange Act.

(f)             Other than with respect to PKS Advisory Services, LLC, a New York limited liability company (“PKS”), the Company does not act as investment advisor to any investment company that is registered, or, to the knowledge of the Company, required to be registered, under the Investment Company Act.

(g)            Each investment advisory contract entered into by PKS has been duly and validly authorized by all the corporate actions of PKS, as applicable, including, as applicable, those required under Section 15 of the Investment Company Act.

(h)            Company and PKS have filed all of their prospectuses, statements of additional information, registration statements, proxy statements, financial statements, any other material forms, reports, advertisements and documents required to be filed under applicable Law with any applicable Governmental Authority or any self-regulatory organization (the “Fund Reports”). As of their respective dates, the Fund Reports had been prepared in all material respects in accordance with the requirements of all applicable Law.

(i)              The Company and PKS’s investment advisory contracts with the Company and PKS and any subsequent renewals have been duly authorized, executed and delivered by the Company and PKS in compliance with any applicable Law in all material respects, are valid and binding agreements of the Company and PKS and each other party thereto (except to the extent affected by this Agreement and the transactions contemplated herein), are in full force and effect and are in all material respects enforceable against the Company and PKS and each other party thereto in accordance with their terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(j)              Absence of Certain Changes. Except as set forth on Schedule 3.06(i), since December 31, 2021, (a) no Material Adverse Effect has occurred and (b) except as contemplated by this Agreement and each ancillary agreement to this Agreement or in connection with the Transactions, no action has occurred that would require the consent of Company or Subsidiaries of Company if such action is taken during the period from the date of this Agreement until the Closing Date.

3.07          Financial Statements.

(a)            Attached as Schedule 3.07 are (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and as of December 31, 2020 and the audited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended, (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2021 and the unaudited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended, and (iii) the unaudited consolidated balance sheet of the Group Companies as of April 30, 2022 and the unaudited consolidated statements of operations, cash flows and changes in equity of the Group Companies for the four (4) month period then ended (clauses (i), (ii) and (ii), together, the “Financial Statements”). The Financial Statements (and when delivered to SPAC, the Updated YE Financials will) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Group Companies. The consolidated financial position, results of operations, income (loss), changes in equity and cash flows reflected in the of the Group Companies reflected in the Updated YE Financials will not deviate, in any material respect, from the consolidated financial position, results of operations, income (loss), changes in equity and cash flows reflected in the Financial Statements described in clause (ii) above, except for such deviations that would not individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect.

(b)            The Company maintains books and records accurately reflecting the assets and liabilities of the Group Companies in all material respects, and maintains adequate internal accounting controls that provide reasonable assurance in all material respects that (i) the Company maintains no off-the-book accounts; (ii) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of the Company’s and its Subsidiaries’ financial statements in accordance with sound accounting principles; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

3.08          Undisclosed Liabilities.

(a)            Set forth on Schedule 3.08(a) is a true, correct and complete list of all Indebtedness of the Group Companies, along with the principal, interest, maturity date, current amount due and applicable loan documents for all such Indebtedness. Except as provided in Schedule 3.08(a), none of the Indebtedness of the Group Companies is now in material default, and no Person has asserted a material default or a claim that an event of default has occurred on any of the Indebtedness of the Group Companies.

(b)            Except as set forth on Schedule 3.08(b), there is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Group Companies (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary and usual course of the operation of the Business, (c) disclosed in the Schedules or (d) arising under this Agreement or the Transactions and/or the performance by the Company of its obligations hereunder.

3.09          Litigation and Proceedings. Except as set forth on Schedule 3.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Group Companies, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

3.10          Compliance with Laws.

(a)            Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, the Group Companies are, and since April 30, 2020 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since April 30, 2020, which violation would be material to the Group Companies, taken as a whole.

(b)            Since April 30, 2020, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)            Each Broker-Dealer Subsidiary is conducting, and since April 30, 2020 has conducted, its business in compliance in all material respects with all applicable Laws. Since April 30, 2020, none of the Broker-Dealer Subsidiaries has received any written notice alleging, or was charged with, any material violation of any such Laws. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists that will constitute or result in a material violation by a Broker-Dealer Subsidiary or a failure on the part of a Broker-Dealer Subsidiary to comply in all material respects with, any applicable Law.

(d)            None of the Broker-Dealer Subsidiaries nor any of its associated persons is, or since April 30, 2020 has been, (i) subject to “statutory disqualification” (as defined in the Exchange Act), or (ii) the subject of any approval, satisfaction, determination, judgment, acceptance, or similar action or event requiring disclosure on SEC Form BD, Form U4, or otherwise with any Authority that has not been so disclosed.

(e)            The Company and each Subsidiary of the Company has timely filed all material reports, registrations and other material documents, together with any material amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority since January 1, 2022 and has paid all material fees and assessments due and payable in connection therewith.

3.11          Intellectual Property.

(a)            Schedule 3.11(a) sets forth, as of the date hereof, a true and complete list of, including (as applicable) owner, jurisdiction and serial and application numbers, of all material unexpired patents, all material unexpired Registered copyrights, all material unexpired Registered trademarks, all material unexpired domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of its Subsidiaries, and (ii) any Software that is owned by and material to the Company or any of its Subsidiaries. Except as set forth in Schedule 3.11(a) or (ii) as provided in any Contract set forth in Schedule 3.12(a), either the Company or a Subsidiary of the Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(b)            Except as set forth in Schedule 3.11(b), no Proceedings are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any third party (i) claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party, or (ii) challenging the use, ownership, registrability, patentability, validity or enforceability of the Owned Intellectual Property. Except as set forth in Schedule 3.11(b), neither the Company nor any Subsidiary of the Company is a party to any pending or, to the knowledge of the Company, threatened in writing, Proceeding, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of the Owned Intellectual Property. Except as set forth in Schedule 3.11(b), the conduct of the Business as presently conducted and the use of the Owned Intellectual Property in connection therewith, is not infringing, misappropriating or otherwise violating, and has not in the two (2) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to any Group Company. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, and has not in the past two (2) years infringed, misappropriated or otherwise violated, any Intellectual Property of the Company or any Subsidiary of the Company except for such infringements, misappropriations, dilutions, and other violations that would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect.

(c)            The Company and/or its Subsidiaries, as the case may be, either exclusively own, have a valid license to use or otherwise have the lawful right to use, all of the Intellectual Property and Software used in or necessary to the conduct of the Business as currently conducted (the “Business Intellectual Property”) with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect.

(d)            To the knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps, to protect the confidentiality and value of the material Trade Secrets in the possession or control of the Company or its Subsidiaries, and such Trade Secrets have not been used or disclosed by any Person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use thereof.

(e)            To the knowledge of the Company, the Company and its Subsidiaries have executed valid and enforceable written agreements with each of their former and current employees, consultants and independent contractors pursuant to which each such Person has: (i) agreed to hold all material Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or one of its Subsidiaries, as applicable, all of such Person’s right, title and interest in and to all material Intellectual Property arising out of such Person’s employment, engagement or contract with the Company or Subsidiary.

3.12          Contracts; No Defaults.

(a)            Schedule 3.12(a) contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound.

(i)                 any Contract with an employee of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii)              each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary and usual course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $250,000;

(iii)            each employee collective bargaining Contract;

(iv)             any Contract pursuant to which (A) the Company or any of its Subsidiaries licenses, receives authorization to use or acquires from a third party any Intellectual Property that is material to the business of any Group Company, other than (x) click-wrap, shrink-wrap and off-the-shelf Software licenses, and (y) any other unmodified Software licenses that are commercially available on standard, nondiscriminatory terms to the general public with aggregate license, maintenance, support and other fees less than $100,000 per year or (B) the Company or any of its Subsidiaries licenses, permits or agrees to license or permit any other Person to use any Intellectual Property that is material to the business of any Group Company;

(v)               any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi)             any Contract under which the Company or its Subsidiaries have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on their assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary and usual course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $500,000 of committed credit;

(vii)          the principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since April 30, 2020, involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(viii)        any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases in the ordinary and usual course of business consistent with past practices and sales of obsolete equipment;

(ix)             any Contract expected to result in revenue or require expenditures by the Company and/or its Subsidiaries in excess of $500,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;

(x)               other than any employment agreement set forth on Schedule 3.13(a), any Contract between the Company or its Subsidiaries on the one hand, and any of the Company Members (or any Affiliate of such Company Member), on the other hand, that will not be terminated at or prior to the Closing without any cost or other liability to the Company or its Subsidiaries;

(xi)             any Contract establishing any joint venture, partnership, or strategic alliance that is material to the Business taken as a whole;

(xii)          any Contract (A) with a duration of more than one year, (B) involving the payment to or by the Company or more than $500,000 in the aggregate and (C) not terminable on sixty (60) days’ (or less) notice; and

(xiii)        any Contract with an Affiliate of the Company involving payment of $250,000 or more.

(b)            Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 3.12(a) (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since April 30, 2021, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since April 30, 2021 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

3.13          Company Benefit Plans.

(a)            Schedule 3.13(a) sets forth a complete list of all 401K plans of the Company. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without notice and without severance or termination pay) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries have any obligation or liability, contingent or otherwise, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Group Companies have no remaining obligations or liabilities. There are no Company Benefit Plans maintained outside of the United States.

(b)            Except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Financial Statements.

(c)            Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of any Company Benefit Plan, if applicable.

(d)            Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six (6) year period prior to the date hereof, or otherwise has any current or contingent liability with respect to: (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), (ii) a defined benefit plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(e)            Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired employees or owners or service providers of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(f)             Except as would not be reasonably expected to result in material liability to the Group Companies, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code, and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan.

(g)            Except set forth on Schedule 3.13(g) or as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans, no Actions (except for routine claims for benefits), no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending, or, to the knowledge of the Company, threatened.

(h)            Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or otherwise (ii) result in the payment to any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries of any severance pay or money or other property, or any increase in severance pay upon any termination of employment or service.

(i)              Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code since April 30, 2020 and all applicable regulations and notices issued thereunder.

(j)              No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former director, officer, employee, independent contractor or service provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

3.14          Employment and Labor Matters.

(a)            Schedule 3.14(a) sets forth a true, correct and complete list of all Persons who are employees of the Company as of the date hereof with annual base cash compensation in excess of $250,000, including any employee who is on a leave of absence of any nature, paid or unpaid authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; and (vi) a description of any fringe benefits regularly provided to each such individual as of the date hereof that either cost five hundred dollars ($500) or more annually or that are not provided or made available to all employees (vii) status as active or inactive; and (viii) classification under applicable wage and hour Laws as either exempt or not exempt for purposes of overtime pay. Except as set forth on Schedule 3.14(a), as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements), and there are no outstanding agreements, understandings or commitments of the Company with respect to any additional compensation, commissions or bonuses. Each independent contractor of the Company (each, an “Independent Contractor” and collectively, the “Independent Contractors”) who has performed services for the Company while classified as an independent contractor has satisfied the requirements of applicable Laws to be so classified. The Company has fully and accurately reported such Independent Contractors’ compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. The Company has not received any written notice from any Governmental Authority disputing any classification in respect of the Independent Contractors.

(b)            Except as set forth on Schedule 3.14(b), (i) neither the Company nor its Subsidiaries is, or has been within the past three (3) years, a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(c)            Except as would not be material, individually or in the aggregate, to the Group Companies, taken as a whole, each of the Group Companies (i) is in material compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN ACT), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any Unfair Labor Practice or received written notice of any Unfair Labor Practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) within the last three (3) years, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(d)            Within the last three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closings, employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that (i) triggered notice or pay obligations under the WARN Act, and which remain unsatisfied, or (ii) are reasonably expected to trigger such notice or pay obligations, in each case, except as would not reasonably be expected to be, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)            To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(f)             The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware against any directory, employee or other service provider of the Company during the past five (5) years. With respect to each such allegation with potential merit, the Company or its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any liabilities with respect to any such allegations and is not aware of any allegations relating to any director, employee or other service provider of the Company and its Subsidiaries, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(g)            As of the date hereof, the Company has no knowledge that any senior level executive has provided written notice of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

3.15          Taxes.

(a)            Each Group Company has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all applicable Laws, and each Group Company has paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)            Each Group Company has timely withheld and paid to the appropriate taxing authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party.

(c)            No deficiencies for Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any taxing authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. No Group Company is currently the subject of a Tax audit or examination with respect to any Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d)            No Group Company is party to any agreement (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any taxing authority, other than any such extensions or waivers that are no longer in effect. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)             No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(g)            There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h)            During the two (2)-year period ending on the date of this Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(i)              No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)              No written claims have been made by any taxing authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)            No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l)              No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.

(m)          Each Group Company is Tax resident only in its jurisdiction of formation.

(n)            Except for Representatives Indemnity Company, Inc., no Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)            No Group Company has taken nor agreed to take any action that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(p)            The Company is an eligible entity within the meaning of Treasury Regulation Section 301.7701-3(b)(i), has been treated as a partnership for U.S. federal income tax purposes since inception, and has not made any election to be treated as an association for federal, state or local income Tax purposes. Schedule 3.15(p) sets forth the entity classification of each of the Subsidiaries for purposes of U.S. federal income Taxes. Each such entity has, at all times, (i) been eligible for such U.S. federal income tax classification under applicable Tax law and (ii) operated in all ways consistently with such classification.

3.16          Fees/Commissions. Except as on Schedule 3.16, no broker, finder, investment banker, consultant or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, based upon arrangements made by the Company, its Subsidiaries for which the Company or any of its Subsidiaries has any obligation.

3.17          Insurance. Schedule 3.17 contains a list of all material policies of property, fire and casualty, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 3.17, except as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole: (i) all premiums due have been paid, (ii) to the knowledge of Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary and usual course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in material breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

3.18          Real Property; Assets.

(a)            The Group Companies do not own, and have not since April 30, 2020 owned any real property (the “Owned Real Property”).

(b)            Schedule 3.18(b) contains a true, correct and complete list of all Leased Real Property and the addresses of such Leased Real Property (the leases or subleases, including any amendment, renewal, extension or other agreement with respect thereto, which are referred to as “Real Estate Lease Documents”). The Company has made available to SPAC true, correct and complete copies of all Real Estate Lease Documents.

(c)            The Group Companies have valid leasehold interests in each Leased Real Property, each of the Real Estate Lease Documents (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, and (ii) except as would not be material to the applicable Group Companies, covers the entire estate it purports to cover.

(d)            No monetary or material non-monetary default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other party thereto, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of monetary or material non-monetary default under any Real Estate Lease Document which default has not been cured or waived. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a monetary or material non-monetary default under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or grant is still in effect. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which security interest is still in effect. Except for the Permitted Liens and except as set forth on Schedule 3.18(d), there exist no Liens affecting the Real Property.

(e)            The Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of the Business as currently conducted.

(f)             The Group Companies have good and valid title to the non-Real Property assets of the Group Companies.

3.19          Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be foreseeable to have a Material Adverse Effect:

(i)               the Group Companies are and, during the last two years, have been in compliance with all Environmental Laws;

(ii)              neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(iii)             no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.

(b)            To the knowledge of the Company, there are no environmental conditions or circumstances with respect to any Real Property existing as of the date hereof that would give rise to any material Claim or other material liabilities, losses or expenditures under Environmental Laws.

3.20          Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements, there has not been a Material Adverse Effect. Since January 1, 2022, no Group Company has taken or omitted to take any action described in Section 5.01 that if taken after the date hereof would have required the consent of the SPAC.

3.21          Affiliate Agreements. Except as provided in Schedule 3.21, neither any Affiliate of the Company nor any Company Member is indebted to the Company or any of its Subsidiaries, and neither any Affiliate of the Company nor any Company Member owns any asset used in, or necessary or material to, the Business. Except as provided in Schedule 3.21, to the knowledge of the Company, neither the Company nor its Subsidiaries, nor any officer, director or Affiliate of the Company or its Subsidiaries (nor any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, directly or indirectly: (a) a material interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company or its Subsidiaries furnishes or sells (or proposes to furnish or sell); (b) a material interest in any Person that purchases from, or sells or furnishes to, the Company or its Subsidiaries any goods or services; (c) a beneficial interest in or is a party to any Contract or material transaction with the Company or its Subsidiaries or involving the Business; or (d) any cause of action or other Claim whatsoever against, or owes any amount to, the Company or its Subsidiaries in respect of the Business, except for claims for accrued salary, vacation pay and accrued benefits under the Company Benefit Plans in the ordinary course of business.

3.22          Permits. The Company and each of its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Group Companies, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material and adverse to the Group Companies, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary and usual course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Group Companies is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

3.23          Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representations or warranties as to the information contained or incorporated by reference in or omitted from the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company or its Affiliates by or on behalf of SPAC specifically for inclusion in the Proxy Statement/Prospectus.

3.24          Bank Accounts; Powers of Attorney. Schedule 3.24 sets forth a true, correct and complete list of the names and addresses of all banks in which the Group Companies have depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

3.25          Privacy; Data Security.

(a)            The Company and its Subsidiaries own, or have valid rights to access and use pursuant to a written agreement, all IT Systems. The IT Systems are (i) subject to commercially reasonable disaster recovery procedures, (ii) free from any defect, bug, virus, corruption, malicious code or other similar contaminants, and (iii) adequate and sufficient (including with respect to working condition and capacity) for, and operate and perform in all material respects as required in connection with, the conduct and operation of Group Companies as currently conducted. The Company and its Subsidiaries have taken all commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems. During the three (3) years prior to the date of this Agreement, the IT Systems have not suffered a material failure or malfunction. There have been no unauthorized uses or intrusions of, or breaches (including any “security incident” (as defined in 45 C.F.R § 164.304) or “breach” (as defined in 45 C.F.R § 164.402)) to, the IT Systems of the Company or any Subsidiary of the Company, or any other loss, unauthorized disclosure or use of any sensitive or confidential information, including Personal Information, in the custody or control of the Group Companies.

(b)            The Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all privacy and security obligations to which they are subject under (i) all applicable privacy policies and online terms of use, (ii) any applicable Law, including Privacy Laws, and (iii) any Contract, including all contractual commitments that the Company or a Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data (collectively, “Data Security Requirements”). There have not been any investigations regarding, and neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority or Person alleging, any violation of any Data Security Requirements. The Company and each of its Subsidiaries have provided accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws.

(c)            The Company and its Subsidiaries have not incorporated or used any open source Software in connection with any Software developed, used or otherwise exploited by the Company and its Subsidiaries or any of their customers in a manner that requires the contribution, licensing, transfer, assignment, attribution or disclosure to any third Person of any portion of the source code of any Software developed, licensed, distributed used or otherwise exploited by or for the Company or its Subsidiaries. No source code owned by the Group Companies has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.

3.26          No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, Company and its Subsidiaries and any of their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Company has made its own investigation of the SPAC and Holdings and that neither the SPAC, Holdings nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the SPAC and Holdings in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC or Holdings. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (whether or not accessed by Company or its representatives or reviewed by Company) or management presentations that have been or shall hereafter be provided to Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the SPAC or Holdings, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Company understands and agrees that any assets, properties and business of the SPAC and Holdings are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V or any certificate delivered in accordance with Section 8.03(c), with all faults and without any other representation or warranty of any nature whatsoever.

3.27          No Additional Representations and Warranties. Except as provided in this Article III, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, is authorized to make, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates, including in this Agreement or in any Exhibit or ancillary agreement.

Article IV
REPRESENTATIONS AND WARRANTIES
OF SPAC, HOLDINGS AND MERGER SUBS

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by SPAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.04 (Litigation and Proceedings); Section 4.06 (Financial Ability; Trust Account); Section 4.12 (Tax Matters); and Section 4.13 (Capitalization)), SPAC represents and warrants to the Company, as of the date hereof and at the Closing, as follows:

4.01          Corporate Organization. SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the SPAC Organizational Documents previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Organizational Documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into this Agreement or consummate the Transactions.

4.02          Due Authorization.

(a)            SPAC has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the SPAC Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and authorized and approved by the board of directors of SPAC and, except for the SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such ancillary agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The affirmative vote of holders of a majority of the outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve the Proposals are the only votes of any of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC, and the consummation of the Transactions, including the Closing (the “SPAC Stockholder Approval”).

4.03          No Conflict. The execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which SPAC is a party by SPAC and, upon receipt of the SPAC Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC is a party or by which any of SPAC’s assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and each ancillary agreement to this Agreement to which SPAC is a party.

4.04          Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon SPAC which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement.

4.05          Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC, the Company or Merger Subs with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for applicable requirements of the HSR Act, Securities Laws and the applicable National Exchange.

4.06          Financial Ability; Trust Account.

(a)            As of June 15, 2022, there was approximately $15,095,910.01 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 19, 2020 (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the SPAC Organizational Documents and SPAC’s final prospectus dated November 19, 2020. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions contemplated hereby. To the knowledge of SPAC, as of the date hereof, following the Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming SPAC Stockholder.

(b)            As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (less distributions for taxes or in connection with the redemption of any shares of SPAC Common Stock in connection with the Offer) will not be available to SPAC on the Closing Date.

4.07          Brokers’ Fees. Except for the fees described on Schedule 4.07(i) (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including the Sponsor. Set forth on Schedule 4.07(ii) is a true and correct list and amount of all Outstanding SPAC Expenses.

4.08          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            SPAC has duly filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since its incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of SPAC’s operations and cash flows for the respective periods then ended.

(b)            Except as permitted by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports under the Exchange Act.

(c)            Except as disclosed in the SEC Reports, SPAC has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of SPAC, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)            Except as disclosed in the SEC Reports, there are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            To the knowledge of SPAC, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.09          Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement.

(b)            SPAC does not own or have a contractual right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) or as set forth on Schedule 4.09(c), SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 6.02(b)) and Contracts set forth on Schedule 4.09(c)).

(d)            Except for any fees or expenses payable by SPAC or Holdings as a result or in connection with the Transaction, there is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for in the financial statements of SPAC as of and for the three (3) month period ended March 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC, taken as a whole), (ii) that have arisen since March 31, 2022 in the ordinary and usual course of the operation of business of the SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC, taken as a whole), (iii) disclosed in the financial statements included in the SEC Reports or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

4.10          Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to SPAC’s stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or authorized on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

4.11          No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, SPAC and its Affiliates and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. SPAC understands and agrees that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

4.12          Tax Matters.

(a)            SPAC has prepared and timely filed (taking into account any applicable ordinary course extensions) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct, and complete in all material respects and prepared in substantial compliance with all applicable Laws and Orders, and SPAC has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)            SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)            No deficiencies for Taxes against any of SPAC have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established. SPAC is not currently the subject of a Tax audit or examination with respect to any Taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)            SPAC is not party to any agreements (or has otherwise agreed) to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect. SPAC is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)            No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f)             SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(g)            There are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(h)            During the two (2)-year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code.

(i)              SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has no any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j)              No written claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)            SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(l)              SPAC is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)           SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date other than in respect of such amounts reflected in the balance sheets included in SPAC’s financial statements, or received in the ordinary course of business since the date of the most recent balance sheet included in SPAC’s financial statements; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vi) application of Section 965 of the Code.

(n)            SPAC is Tax resident only in its jurisdiction of formation.

(o)            SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(p)            SPAC has not taken nor agreed to take any action (other than agreeing to consummate SPAC Stockholder Redemptions) that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there is no fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

4.13          Capitalization.

(a)            Subject to any redemptions by Redeeming SPAC Stockholders that shall occur in connection with the Transactions, the authorized capital stock of SPAC consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 100,000,000 shares of SPAC Class A Common Stock, of which 1,370,182 shares of SPAC Class A Common Stock of SPAC are issued and outstanding as of the date of this Agreement and (iii) 10,000,000 shares of SPAC Class B Common Stock, of which 2,875,000 shares of Class B Common Stock are issued and outstanding as of the date of this Agreement. 8,555,183 SPAC Public Warrants and 6,481,550 SPAC Private Placement Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract, and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain SPAC Class B Common Stock held by the Sponsor.

(b)            Except for the shares of SPAC Class B Common Stock, SPAC Warrants and Sponsor Loans, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or other equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports or as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person (except for Holdings) and, except as set forth in the SPAC Organizational Documents, SPAC does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)            Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Holdings consists of three hundred and twenty million (320,000,000) shares of Holdings Common Stock, of which zero (0) shares of Holdings Common Stock are issued and outstanding as of the date of this Agreement. As of the Effective Time, all of the issued and outstanding shares of Holdings Common Stock and Holdings Warrants (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract, and (iv) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(d)            As of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Holdings Common Stock or other equity interests of Holdings, or any other Contracts (other than this Agreement) to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ stockholders may vote. Holdings is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Holdings Common Stock or any other equity interests of Holdings, other than the ancillary agreements entered into in connection with this Agreement or the transactions contemplated hereby. Prior to the Closing, Holdings does not own any capital stock or any other equity interests in any other Person (other than SPAC Merger Sub and Company Merger Sub), and Holdings does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.14          National Exchange Stock Market Quotation.

(a)            The issued and outstanding shares of SPAC Common Stock are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “KWAC”. The issued and outstanding SPAC Warrants, except for the SPAC Private Placement Warrants, are Registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “KWAC.WS”. SPAC is a listed company in good standing with the NYSE and in compliance with the rules of the NYSE, and except for the email dated June 14, 2022 from the NYSE to the SPAC, there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC, including with respect to any intention by such entity to deregister the SPAC Units, SPAC Class A Common Stock or SPAC Warrants or terminate the listing of SPAC Units, SPAC Class A Common Stock or SPAC Warrants on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

(b)            None of SPAC, Holdings, or their Affiliates has taken any action in an attempt to prevent the registration of the Holdings Common Stock or Holdings Public Warrants under the Exchange Act.

Article V
COVENANTS OF THE COMPANY

5.01          Conduct of Business. Except as otherwise required by this Agreement, contemplated by this Agreement in connection with the Transactions or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), (x) the Company and its Subsidiaries shall operate and conduct their respective businesses in the ordinary course of business, and (y) the Company shall not, and shall cause its Subsidiaries not to:

(a)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Company or Subsidiary of Company or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (except with regards to the redemption or exchange of Company Class B Preferred Units);

(b)            change, modify or amend organizational documents of any Group Company;

(c)            (ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Company or Subsidiaries of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, Company or Subsidiaries of the Company; or (C) other than in connection with organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Company or Subsidiaries of the Company (except with regards to the Company Class B Preferred Units);

(d)            make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or its respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(e)            except as required under the terms of any Company Benefit Plan set forth in Schedule 3.13(a) or applicable Law, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, except for increases in salary of less than 5% of such employee’s salary immediately prior to the date of this Agreement or $10,000, whichever is greater, or (B) adopt, establish or enter into any plan, policy or arrangement that would constitute a Company Benefit Plan if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(f)             take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be foreseeable to prevent or impede the Intended Tax Treatment, or result in a Material Adverse Effect;

(g)            enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Company (except with regards to the Company Class B Preferred Units);

(h)            waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability; or

(i)              incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness.

5.02          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, which information may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Group Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies to the extent such information is in the possession of the Company or its Subsidiaries, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives hereunder shall be kept strictly confidential by them, except to the extent (i) otherwise required by law or (ii) furnished to SPAC or authorized for inclusion, by or on behalf of the Company or its Subsidiaries, in the Form S-4 or the Proxy Statement/Prospectus.

5.03          HSR Act and Regulatory Approvals.

(a)            Subject to the terms and conditions herein provided, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain all authorizations, consents, orders, and approvals of all Governmental Authorities, including the expiration or termination of the applicable waiting periods under the HSR Act, as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by this Agreement.

(b)            In connection with the Transactions, the Company shall (i) promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) supply as soon as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(c)            To the extent required by Law, Company shall cause each Broker-Dealer Subsidiary to (i) prepare and submit to FINRA a Continuing Membership Application (the “CMA”) pursuant to FINRA Rule 1017 and receive FINRA’s approval of the CMA, and (ii) file an amended Form BD with the SEC as soon as practicable after the Closing to make necessary changes. In furtherance and not in limitation of the foregoing, the Company shall take all actions reasonably necessary in order to ensure that it has provided the SPAC with all information concerning the Company that is necessary to file the CMA with FINRA.

(d)            The Company shall promptly inform the SPAC of any material communication received from or sent to any Person or Governmental Authority, including FINRA, the SEC, the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the SPAC copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The Company shall permit SPAC’s counsel an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

5.04          Termination of Certain Agreements. Prior to Effective Time, the Company shall take all actions necessary to cause the Contracts listed on Schedule 5.04 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

5.05          No SPAC Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SPAC without the prior consent of SPAC. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

5.06          No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, dated November 19, 2020 (File No. 333-249437) and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by November 24, 2022 or such later date as approved by the stockholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 5.06 shall survive the termination of this Agreement for any reason.

5.07          Proxy Solicitation; Other Actions.

(a)            The Company agrees to use reasonable best efforts to provide SPAC, as soon as reasonably practicable following the date of this Agreement, audited financial statements with an unqualified audit opinion, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Group Companies as of and for the years ended December 31, 2020 and December 31, 2021, audited in accordance with the standards of the Public Company Accounting Oversight Board, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement/Prospectus, in each case, prepared in accordance with GAAP and Regulation S-X. The Group Companies shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)            From and after the date on which the Proxy Statement/Prospectus is mailed to SPAC’s Stockholders, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, SPAC and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SPAC pursuant to this Section 5.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

5.08          Consent of Company Equityholders. As soon as practicable following the effectiveness of the Form S-4, the Company shall obtain and deliver to the SPAC consent of Company equityholders, pursuant to which the equityholders of Company have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to an action by written consent of the equityholders of the Company) in favor of the adoption and approval of this Agreement, the Transaction and the other documents contemplated hereby and the transactions contemplated hereby and thereby.

5.09          Updated Information. As soon as reasonably practicable after the date of this Agreement, the Company shall cause to be delivered to SPAC and Holdings true, correct and complete copies of the audited consolidated balance sheets of the Group Companies as of December 31, 2021 and the audited consolidated statements of operations, changes in equity and cash flows of the Group Companies for the fiscal year then ended. The Company may update any disclosure schedule to the representation and warranties in connection with the delivery of the Updated FY Financials.

5.10          Company Debt. After the date of this Agreement and prior to the Closing Date, the Company will use its commercially reasonable best efforts to either refinance or convert into common equity units of the Company the Indebtedness of the Group Companies prior to the Closing Date, excluding any Indebtedness held by a financial institution, including Oak Street Funding, LLC.

Article VI
COVENANTS OF SPAC, HOLDINGS AND MERGER SUBS

6.01          HSR Act and Regulatory Approvals.

(a)            Subject to the terms and conditions herein provided, the SPAC shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to obtain the expiration or termination of the applicable waiting periods under the HSR Act as necessary to consummate and make effective prior to the Termination Date, the transaction contemplated by this Agreement. In connection with the Transactions, SPAC shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act promptly after the date of this Agreement, (ii) comply with or otherwise resolve, diligently and at the earliest practicable date, any request from the Federal Trade Commission, the Department of Justice, or any other Governmental Authority for additional information, documents, or other materials under the HSR Act or other antitrust Laws in respect of such registrations, filings, applications or notices of the Transactions, and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.01 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as reasonably practicable (and in any event prior to the Termination Date).

(b)            In furtherance of Section 6.01(a) and notwithstanding anything to the contrary set forth in this Agreement, SPAC shall take, and shall cause its Affiliates to take, any and all unconditional and unqualified action necessary to obtain any necessary approval or obtain the expiration of any waiting or suspension period under the HSR Act or other antitrust Laws and to prevent the initiation of any lawsuit by any Governmental Authority under any antitrust Laws or to prevent the entry of any Order that would otherwise make the Transactions contemplated by this Agreement unlawful, so as to enable the Parties hereto to close the Transactions contemplated by this Agreement, prior to the Termination Date, including, but not limited to actions before or after the closing (i) to sell, license, otherwise dispose of or hold separate, or agree to sell, license, otherwise dispose of or hold separate, any entities, assets, technology, Intellectual Property rights or facilities of either the SPAC, its Affiliates, or the Company; (ii) to terminate, amend or assign existing relationships or contractual rights and obligations; (iii) to amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements; (iv) to change or modify any course of conduct or otherwise make any commitment (to any Governmental Authority or otherwise) regarding future operations of SPAC, its Affiliates, or the Company; or (v) otherwise to take or commit to take any actions that would limit SPAC’s or any of its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of SPAC’s or its Affiliates’ businesses, product lines, licenses, operations, rights, assets or rights or interests therein, or the ability of any Affiliate of SPAC to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of SPAC. If, despite the foregoing, any legal proceeding is instituted (or threatened to be instituted) challenging the Transactions contemplated by this Agreement as violative of any antitrust Law, SPAC shall, and shall cause its Affiliates to, take any and all actions necessary to defend such legal proceeding and to prevent, lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the Transactions contemplated by this Agreement, including efforts to defend, contest, or otherwise resist any legal proceeding, including any legal proceeding seeking a temporary restraining order or preliminary injunction, or Order by any Governmental Authority or private party, challenging the Transactions contemplated by this Agreement as violative of any antitrust Law.

(c)            The SPAC and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, orders, or approvals of any Governmental Authority pursuant to Section 5.03 and this Section 6.01. The SPAC shall promptly inform the Company of any material communication received from or sent to any Person or Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice or similar non-United States Governmental Authority regarding any of the transactions contemplated by this Agreement, and if in writing furnish to the Company copies of any notices or written communications received from or sent to any Governmental Authority and if oral provide an accurate summary of such communications. The SPAC shall permit the Company’s counsel an opportunity to review in advance, and the SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by the SPAC to any Governmental Authority concerning the Transactions contemplated by this Agreement; provided, that the SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of Company. The SPAC agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions contemplated hereby; provided, however, that SPAC shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals, including expiration or termination of the waiting period under the HSR Act, and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters.

(d)            SPAC and the Company shall each pay their respective antitrust filing fees in connection with the Transactions contemplated by this Agreement.

6.02          Indemnification and Insurance.

(a)            Subject to Section 6.02(b), from and after the Effective Time, Holdings agrees that it will, and will cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to indemnify and hold harmless each present and former director and officer of the Group Companies and SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action against such Person in their capacity as an officer or director, whether civil, criminal, administrative, regulatory or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time a (“D&O Indemnifiable Claim”), to the fullest extent that the Company, the Company’s Subsidiaries, Holdings or SPAC, as the case may be, are under applicable Law and their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, but subject to Section 6.02(b), Holdings shall, and shall cause SPAC Surviving Subsidiary and Company Surviving Subsidiary, to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of officers and directors for D&O Indemnifiable Claims that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Should Closing occur, Holdings shall be liable for, each of the covenants in this Section 6.02 to the same extent (but only to such extent) as the Company would be prior to the Closing.

(b)            For a period of six (6) years from the Effective Time, Holdings shall, and shall cause the SPAC Surviving Subsidiary and Company Surviving Subsidiary, to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (a true, correct and complete copy of the Company’s directors’ and officers’ liability insurance has been heretofore made available to SPAC or its agents or Representatives) for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Group Companies for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Holdings shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to D&O Indemnifiable Claims existing or occurring at or prior to the Effective Time, and the premiums and all other cost of such “tail” policy shall be paid for at the Closing in accordance with Section 2.16, and (ii) if any claim or Action is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding anything to the contrary, in the event there is a D&O Indemnifiable Claim against a Person that (i) would have been covered by the SPAC’s, the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, and (ii) such D&O Indemnifiable Claim relates to or arises from events prior to or at the Effective Date, including in connection with the Transactions, then the “tail” policy shall be the first source of recourse for each Person subject to claim or Action (on a primary non-contributory basis) and such Person must exhaust recourse against the “tail” policy before seeking indemnification (including advancement of expenses) or exculpation against Holdings, the SPAC Surviving Subsidiary or the Company Surviving Subsidiary for a D&O Indemnifiable Claim.

(c)               Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Holdings, SPAC Surviving Subsidiary and Company Surviving Subsidiary and their respective successors and assigns. In the event that Holdings, SPAC Surviving Subsidiary, Company Surviving Subsidiary or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdings, as the case may be, shall ensure that proper provision shall be made so that the successors and assigns of Holdings, SPAC Surviving Subsidiary or Company Surviving Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 6.02.

6.03          Conduct of SPAC and Holdings During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 6.02(b) or as contemplated by this Agreement (including any changes relating to the capitalization of Holdings as may reasonably be required to effect and consummate the Transactions, but excluding actions under Section 2.09(d)(iv) to effectuate a Holdings Private Warrant Issuance pursuant to the SPAC Private Placement Warrant Forfeiture Certificate) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC and Holdings shall not:

(i)               change, modify or amend the Trust Agreement or the SPAC Organizational Documents or Holdings’ organizational documents;

(ii)              (ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC or Holdings; (B) split, combine or reclassify any capital stock of, or other equity interests in, SPAC or Holdings; or (C) other than in connection with the Offer or as otherwise required by the SPAC Organizational Documents or Holdings’ organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC or Holdings;

(iii)             make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company, Holdings or their respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(iv)             take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v)               enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC or Holdings (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)             waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, including, without limitation, undertake additional Sponsor Loans, or otherwise issue additional SPAC Private Placement Warrants;

(viii)           (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, SPAC or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any SPAC Warrants outstanding on the date hereof or as otherwise contemplated by Section 6.06 or Section 6.07, or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(b)            During the Interim Period, SPAC and Holdings shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, Holdings’ organizational documents, the Trust Agreement and all other agreements or Contracts to which SPAC or Holdings may be a party.

6.04          Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Common Stock by Redeeming SPAC Stockholders; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 2.15, and subject to the limitations set forth therein; and (c) the balance, if any, of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC.

6.05          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC by third parties, which information may be in SPAC’s possession from time to time, and except for any information which in the opinion of SPAC’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC and Holdings shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent that such information is in the possession of SPAC, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives hereunder shall be kept strictly confidential by them.

6.06          SPAC and Holdings National Exchange Listing. From the date hereof through the Closing, SPAC and Holdings shall use reasonable best efforts (i) for SPAC to remain listed as a public company on, and for the SPAC Class A common stock, SPAC units and SPAC Public Warrants to be listed for trading on a National Exchange; and (ii) to cause Holdings Common Stock to be issued in the Transaction to be approved for listing on a National Exchange, subject to official notice of issuance, prior to the Closing.

6.07          SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Article VII
JOINT COVENANTS

7.01          Support of Transaction. Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, SPAC and the Company shall each, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

7.02          Preparation of Form S-4 & Proxy Statement; Special Meeting.

(a)            As promptly as practicable following the execution and delivery of this Agreement, SPAC, Holdings and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Holdings, promptly following the Company’s production of financial statements pursuant to Section 5.07(a), shall file with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting).

(b)            Each of SPAC, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement/Prospectus filed in response thereto. If SPAC, Holdings or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Company and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that SPAC or Holdings receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. SPAC, Holdings and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c)            SPAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. SPAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Mergers and (iii) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by SPAC’s stockholders at the Special Meeting.

(d)            SPAC, Holdings and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Proposals. SPAC shall, through the SPAC Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 7.02(d), if on a date for which the Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares of SPAC Common Stock to obtain the SPAC Stockholder Approval, whether or not a quorum is present, SPAC shall have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that the Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.

7.03          Exclusivity.

(a)            Except as set forth on Schedule 7.03(a), during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company Units or other equity securities of the Company or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of the Company Units or other equity securities of the Company by the Company from employees of the Company or its Subsidiaries or by any current equity holder of the Company or Company Members, including redemption of the Company Class B Preferred Units) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify SPAC of such facts and circumstances. Except as set forth on Schedule 7.03(a), the Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)            During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Members and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with the Company, the Company Members and their respective Affiliates and Representatives. SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing and in addition thereto, the SPAC may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating only that SPAC is subject to an exclusivity agreement and is unable to provide any information related to the SPAC, the Transactions or entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as that exclusivity agreement remains in effect and, in such event, the SPAC shall notify Company of such facts and circumstances.

7.04          Tax Matters.

(a)            Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, SPAC will join in the execution of any such Tax Returns.

(b)            Tax Treatment. SPAC, Holdings, and the Company intend, for U.S. federal income tax purposes, that the Mergers shall together qualify as an exchange described in Section 351(a) of the Code (the “Intended Tax Treatment”), and each shall cause its respective Affiliates to, absent a change in Law after the date hereof or a final determination within the meaning of Section 1313(a) of the Code (and any comparable provision of state and local tax law) that would require different treatment for U.S. federal or applicable state or local income tax purposes, report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)            The Parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Section 1.351-3.

(d)            FIRPTA Matters. At or prior to the Closing:

(i)                At or prior to the Closing, SPAC shall have delivered to Holdings a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five (5)-year period ending on the Closing Date and a letter notifying the U.S. Internal Revenue Service of the same, in a form reasonably acceptable to the Company and Holdings.

(ii)              The Company shall have delivered to Holdings a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 897(c)(1) of the Code, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents, in a form reasonably acceptable to the SPAC and Holdings.

(e)            If, in connection with the Mergers, the SEC requests or requires that tax opinions be prepared and submitted with respect to the tax consequences to the SPAC Stockholders or the holders of SPAC Warrants of the Mergers, and if such a tax opinion is being provided by tax counsel, each of the Company and SPAC agree to deliver to such tax counsel customary tax representation letters reasonably satisfactory to such counsel, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such tax opinions.

7.05          Confidentiality; Publicity.

Except as provided in Section 7.07 below, none of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 7.05, each party hereto and its Affiliates may make announcements regarding this Agreement and the Transactions contemplated hereby to their respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

7.06          Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions contemplated hereby.

7.07          Other Filings; Press Release.

(a)            As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)            Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

7.08          Section 16 Matters. Prior to the Effective Time, each of SPAC and Holdings shall take all reasonable steps as may be required or permitted, including the board of directors of SPAC or Holdings, as applicable, adopting resolutions consistent with the interpretive guidance of the SEC, to cause any dispositions of SPAC securities or acquisitions of Holdings securities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.09          Equity Compensation Plan. The Parties shall mutually agree on the terms of any equity compensation plans promptly after the signing of this Agreement.

7.10          PIPE Investment. Each of the Company, the SPAC and Holdings agree that each shall use their commercially reasonable best efforts to enter into and consummate subscription agreements with investors relating to a private placement of shares (including, for the avoidance of doubt, preferred equity) in the Company, the SPAC and/or Holdings, and/or the entry into backstop arrangements with potential investors, provided always that the terms of any such private placement or backstop arrangement must be mutually agreeable to, and approved in advance in writing by, each of the Company, the SPAC and Holdings (a “PIPE Investment”). Each of the Company, SPAC and Holdings shall use, and shall cause their respective representatives to use, their respective commercially reasonable best efforts to cause such PIPE Investment to occur, including the use of up to 50% of SPAC Class B Common Stock as set forth in Section 2.12, and having the senior management of the Company, the SPAC and/or Holdings participate in any investor meetings and roadshows with respect to a PIPE Investment as reasonably requested; provided, that, any such PIPE Investment must not adversely impact the Intended Tax Treatment. Each of the Company, the SPAC and Holdings agree that the SPAC or Holdings may pursue a PIPE Investment on terms that are aligned with those attached as Schedule 7.10(a); provided, however, that, notwithstanding Schedule 7.10(a) or anything to the contrary in this Agreement, the terms and conditions of any PIPE Investment must still be agreed upon, in writing, by the Company, SPAC and Holdings prior to the offering of such PIPE Investment.

Article VIII
CONDITIONS TO OBLIGATIONS

8.01          Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)            HSR Approval. The applicable waiting period(s) (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            No Prohibition. There shall not be in force any Law that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions.

(c)            Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)            Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e)            Stockholder Approval. The SPAC Stockholder Approval shall have been obtained.

(f)             Listing. Shares of Holdings Common Stock and Holdings Public Warrants issued in exchange for the SPAC Public Warrants shall have been approved for listing on a National Exchange, and neither SPAC nor Holdings shall have received any communication from such National Exchange setting out any intention to terminate such approval.

(g)            Registration Rights Agreement. Each party to the Registration Rights Agreement shall have delivered duly executed counterparts thereto.

8.02          Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)            Representations and Warranties.

(i)               Each of the representations and warranties of the Company contained in the first sentence of Section 3.01(a) (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.06 (Current Capitalization) and Section 3.16 (Fees/Commissions) (collectively, the “Company Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)              The representations and warranties of the Company contained in Section 3.20 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii)            Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 3.20), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be foreseeable to result in, a Material Adverse Effect.

(b)            Agreements and Covenants. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a), and Section 8.02(b), have been fulfilled.

(d)            Closing Certificate. At the Closing, the Company shall deliver or cause to be delivered to SPAC a certificate of the secretary or other officer of the Company and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to SPAC as to (A) no amendments to the organizational documents of the Company or any of its Subsidiaries, except for those amendments set forth on Schedule 5.01(a), and (B) the actions taken by the board of directors or managers of the Group Companies to authorize this Agreement and each ancillary agreement to which the Company or its Subsidiaries may be party or subject, and the other transactions contemplated thereby.

(e)            No Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect.

(f)             Amended and Restated Certificate of Incorporation. The amended and restated certificate of incorporation of Holdings, substantially in the form and substance attached to the Form S-4, shall have been adopted.

(g)            Bylaws. The amended and restated bylaws of Holdings, substantially in the form and substance attached to the Form S-4, shall have been adopted.

(h)            Lock-Up Agreements. The Company shall have delivered to SPAC and Holdings, counterparts to a Lock-Up Agreement duly executed by Company, and each holder of Continuing Company Units.

(i)              FINRA Approval. With respect to the change of ownership or control pursuant to the transactions contemplated herein of each Broker-Dealer Subsidiary, to the extent required by applicable Law, FINRA shall have issued its approval thereof pursuant to FINRA Rule 1017.

(j)              Company Closing Date Certificate. Company shall have delivered to the SPAC a fully executed version of the Company Closing Date Certificate.

8.03          Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)                Each of the representations and warranties of SPAC, Holdings and the Merger Subs contained in Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization), Section 4.07 (Brokers’ Fees), and Section 4.13 (Capitalization) the (“SPAC Specified Representations”), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)              Each of the representations and warranties of SPAC, Holdings and the Merger Subs contained in this Agreement (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on SPAC, on Holdings, or on the ability of SPAC and Holdings to consummate the transactions contemplated hereby in accordance with the terms hereof.

(b)            Agreements and Covenants. Each of the covenants of SPAC and Holdings to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. SPAC and Holdings shall have delivered to the Company a certificate signed by an officer of SPAC or Holdings, as the case may be, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d)            Closing Certificate. At the Closing, SPAC shall deliver or cause to be delivered to Company a certificate of the secretary or other officer of SPAC and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Company as to (A) no amendments to the organizational documents of SPAC, Holdings or either Merger Sub, (B) the actions taken by the board of directors or managers of SPAC, Holdings and the Merger Subs to authorize this Agreement and each ancillary agreement to which SPAC, Holdings or the Merger Subs may be party or subject, and the other transactions contemplated thereby, and (C) SPAC Stockholder Approval, copies of which actions shall be attached to such certificate.

(e)            Amended and Restated Certificate of Incorporation. The amended and restated certificate of incorporation of Holdings, substantially in the form and substance attached to the Form S-4, shall have been adopted.

(f)             Bylaws. The amended and restated bylaws of Holdings, in the form and substance attached to the Form S-4 shall have been adopted.

(g)            Lock-Up Agreements. SPAC shall have delivered to the Company counterparts to the Lock-Up Agreement duly executed by Holdings, Sponsor, and each other holder of SPAC Class B Common Stock.

(h)            Sponsor Loans. The Sponsor Loans shall have been paid in full and Company shall have received evidence of such payoff, reasonably satisfactory to the Company in its sole discretion.

(i)              Outstanding Transaction Expenses. All Outstanding Transaction Expenses shall have been paid in accordance with Section 2.16.

(j)              SPAC Closing Date Certificate. SPAC shall have delivered to the Company a fully executed version of the SPAC Closing Date Certificate.

(k)            Available Closing Date Cash. The Available Closing Date Cash shall not be less than $14,000,000.

(l)              Company Merger Consideration. The amount of shares of Holdings Common Stock to be issued at the Closing shall not be less than the Minimum Company Share Amount.

(m)           Holdings Private Warrant Issuance. Any Holdings Private Warrant Issuance shall have taken place in accordance with Section 2.09(d).

Article IX
TERMINATION/EFFECTIVENESS

9.01          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by mutual written consent of the Company and SPAC;

(b)            prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.02(a) or Section 8.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before December 30, 2022 (the “Termination Date”), provided, however that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to SPAC if SPAC or Holdings has breached any representation, warranty, covenant, or other agreement of SPAC set forth in this Agreement (including, but not limited to, those covenants in Section 6.01) or if SPAC’s or Holdings’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; further, provided, that if the Closing does not occur on or prior to November 23, 2022, Holdings shall assume any SPAC Extension Costs; (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; (iv) all financial statements described in Section 5.07(a) are not provide to SPAC as soon as reasonably practicable; or (v) all conditions in Section 5.08 and Section 8.02 have been satisfied or are capable of being satisfied were the closing to occur as of the date of such notice, except for those conditions to occur at the Closing; provided, that the right to terminate this Agreement under clause (v) shall not be available if SPAC’s or Holdings’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)            prior to the Closing, by written notice to SPAC from the Company if (i)(A) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing, (B) the Available Closing Date Cash is less than $14,000,000, or (C) if the Company Merger Consideration is less than the Minimum Company Share Amount (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise its commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under clauses (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d)            by written notice from either the Company or SPAC to the other if the SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

9.02          Effect of Termination. Except as otherwise set forth in this Section 9.02 or Section 10.14, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party hereto for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 5.06, 7.05, 9.02, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.12, 10.14 and 10.16 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article X
MISCELLANEOUS

10.01        Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

10.02        Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)            If to SPAC, Holdings or either Merger Sub, prior to the Closing, to:

Kingswood Acquisition Corp.
17 Battery Place, Room 625
New York, NY 10004
Attn: Michael Nessim
Email: mnessim@kingswoodus.com

with a copy to:

Shearman & Sterling, LLP
401 9th Street, NW, Suite 800
Washington, DC 20004-2128
Attn: Christopher M. Zochowski; Bradley Noojin
Email: chris.zochowski@shearman.com and brad.noojin@shearman.com

(b)            If to the Company, to:

Wentworth Management Services LLC
200 Vesey St., #2400

New York, NY 07302
Attn: Craig Gould
Email: Craig.Gould@clsecurities.com

with a copy to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attn: Ari Edelman and Griffin Doty
Emails: Aedelman@mwe.com/Gdoty@mwe.com

or to such other address or addresses as the Parties may from time to time designate in writing.

10.03         Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may assign this Agreement and their rights to hereunder without the prior written consent of SPAC to any of the financing sources of the Company that are identified in Schedule 7.03(a), to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

10.04        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.14, 10.15 and 10.16.

10.05        Expenses. Except as otherwise provided herein (including Section 2.16, Section 6.02, Section 7.04(a) and Section 9.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions contemplated hereby if such Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants.

10.06        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.07        Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.08        Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

10.09        Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any related ancillary documents.

10.10        Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or stockholders of any of the Parties shall not restrict the ability of the board of directors, the executive committee, or the managing member of any of the Parties to terminate this Agreement in accordance with Section 9.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 10.10.

10.11        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.12        Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.13        Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

10.14        Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except for the named Parties to this Agreement (and then only to the extent of the specific obligations undertaken by each named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.15        Nonsurvival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 9.02, or (y) in the case of claim against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.16        Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Affiliates) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions contemplated hereby; (iii) the SPAC Representations constitute the sole and exclusive representations and warranties of SPAC in connection with the Transactions contemplated hereby; (iv) except for the Company Representations by the Company, and the SPAC Representations by SPAC, none of the Parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party hereto (or any Party’s Affiliates) or the Transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including those (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party hereto (or any Party’s Affiliates), and (y) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party hereto (or its Affiliates), or the quality, quantity or condition of any Party’s or its Affiliates’ assets) are specifically and expressly disclaimed by all Parties hereto and their respective Affiliates and all other Persons (including the Representatives and Affiliates of any Party hereto or its Subsidiaries); and (v) each Party hereto and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, and the SPAC Representations by SPAC.

[Signature pages follow]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

KINGSWOOD ACQUISITION CORP.
By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

BINAH CAPITAL GROUP, INC.
By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

KINGSWOOD MERGER SUB, INC.
By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

WENTWORTH MERGER SUB, LLC
By:	/s/ Michael Nessim
Name: Michael Nessim
Title: President

WENTWORTH MANAGEMENT SERVICES LLC
By:	/s/ Craig Gould
Name: Craig Gould
Title: President